Exhibit 99.1

Seattle Genetics and Millennium Announce Positive Top-Line

Brentuximab Vedotin (SGN-35) Data from Phase II Trial in

Relapsed or Refractory ALCL

-Objective Responses Achieved in 86 Percent of Patients-

- Phase II ALCL and Pivotal Hodgkin Lymphoma Brentuximab Vedotin

Oral Presentations Scheduled at ASH Annual Meeting in December-

BOTHELL, Wash. and CAMBRIDGE, Mass., – October 11, 2010 – Seattle Genetics, Inc. (Nasdaq: SGEN) and Millennium: The Takeda Oncology Company, a wholly owned subsidiary of Takeda Pharmaceutical Company Limited (TSE:4502), today announced positive top-line results from a phase II clinical trial of single-agent brentuximab vedotin (SGN-35), an antibody-drug conjugate (ADC) targeted to CD30. The trial was conducted in 58 relapsed or refractory systemic anaplastic large cell lymphoma (ALCL) patients.

Eighty-six percent of patients in the trial achieved an objective response as assessed by an independent central review. Overall response rate, including both complete and partial remissions, is the primary endpoint of the study. The median duration of response has not yet been reached at a median follow up on study of approximately six months. The safety profile of brentuximab vedotin in this trial was generally consistent with prior clinical trial experience. More complete data from this ALCL trial as well as the pivotal trial of brentuximab vedotin in Hodgkin lymphoma (HL) will be presented in oral sessions at the American Society of Hematology (ASH) annual meeting, December 4-7, 2010, in Orlando, FL.

“Based on overall response rates of 86 percent in ALCL and 75 percent in HL with single-agent brentuximab vedotin, we intend to discuss regulatory next steps with the U.S. Food and Drug Administration (FDA) later this year with the goal of including both indications in our Biologics License Application (BLA) submission planned for the first half of 2011,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “These remarkable data in relapsed or refractory patients highlight the broader opportunity for brentuximab vedotin in CD30-positive hematologic malignancies and reinforce our ongoing and planned clinical development activities. We believe that brentuximab vedotin represents the next step in the evolution of targeted therapy and could be the first in a new class of advanced generation ADCs.”

“We are thrilled to report these impressive data in this highly refractory patient population with a significant unmet medical need,” said Nancy Simonian, M.D., Chief Medical Officer of Millennium. “The very high rate of objective responses observed with single-agent brentuximab vedotin in relapsed or refractory ALCL adds to the overall response rate and duration of response recently reported in relapsed or refractory HL. These data also provide further validation for a CD30-targeted ADC. We intend to discuss the path toward registration with regulatory agencies in Europe and the rest of the world as soon as possible.”

Phase II Trial Design

The single-arm trial assessed efficacy and safety of single-agent brentuximab vedotin in relapsed or refractory ALCL patients. Patients received 1.8 milligrams per kilogram of brentuximab vedotin every three weeks for up to 16 total doses. The primary endpoint of the trial was overall objective response rate as assessed by an independent central review. Response assessments were based on the rigorous and internationally established Revised Response Criteria for Malignant Lymphoma (Cheson, 2007). Complete remissions include patients with no clinical radiographic or metabolic (PET) evidence of lymphoma, and partial remissions include patients with at least 50 percent tumor reduction. Secondary endpoints of the trial included complete response rate, duration of response, progression-free survival, overall survival and tolerability. Brentuximab vedotin has been granted orphan drug designation by the FDA and European Medicines Agency (EMA) for the treatment of HL and ALCL.

About Brentuximab Vedotin

Brentuximab vedotin is an ADC comprising an anti-CD30 monoclonal antibody attached by an enzyme cleavable linker to a potent, synthetic drug payload, monomethyl auristatin E (MMAE) utilizing Seattle Genetics’ proprietary technology. The ADC employs a novel linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells. This approach is intended to spare non-targeted cells and thus may help minimize the potential toxic effects of traditional chemotherapy while allowing for the selective targeting of CD30-expressing cancer cells, thus potentially enhancing the antitumor activity.

Seattle Genetics and Millennium recently reported top-line data from a pivotal trial of brentuximab vedotin in relapsed or refractory post-autologous stem cell transplant HL. Seventy-five percent of patients in the pivotal trial achieved an objective response as assessed by an independent central review, the primary endpoint of the trial. The median duration of response was greater than six months. The safety profile of brentuximab vedotin in the pivotal trial was generally consistent with prior clinical trial experience.

In addition, the companies are conducting a phase III clinical trial (the AETHERA trial) for patients at high risk of residual HL following autologous stem cell transplant, a phase II retreatment trial for relapsed patients who previously responded to brentuximab vedotin, and a phase I combination trial for front-line treatment of HL.

About ALCL

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: Hodgkin lymphoma and non-Hodgkin lymphoma. ALCL is an aggressive type of T-cell non-Hodgkin lymphoma that expresses CD30.

About The Seattle Genetics/Millennium Collaboration

Seattle Genetics and Millennium are jointly developing brentuximab vedotin. Under the terms of the collaboration agreement, Seattle Genetics has U.S. and Canadian commercialization rights and the Takeda Group has rights to commercialize brentuximab vedotin in the rest of the world. Seattle Genetics and the Takeda Group are funding joint development costs for brentuximab vedotin on a 50:50 basis, except in Japan where the Takeda Group will be solely responsible for development costs.

About Seattle Genetics

Seattle Genetics is a clinical-stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is being evaluated in a variety of lymphoma treatment settings including the relapsed or refractory Hodgkin lymphoma indication for which top-line pivotal data have been reported. In addition, Seattle Genetics has four other clinical-stage programs: SGN-75, ASG-5ME, dacetuzumab (SGN-40) and SGN-70. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium: The Takeda Oncology Company and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

About Millennium

Millennium: The Takeda Oncology Company, a leading biopharmaceutical company based in Cambridge, Mass., markets a first-in-class proteasome inhibitor in the US, and has a robust clinical development pipeline of global product candidates. Millennium Pharmaceuticals, Inc. was acquired by Takeda Pharmaceutical Company Ltd. in May, 2008. The Company’s research, development and commercialization activities are focused in oncology. Additional information about Millennium and Takeda are available through their respective websites, www.millennium.com and www.takeda.com.

For Seattle Genetics: Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential therapeutic benefit of brentuximab vedotin and plans for submission for regulatory approval to and obtaining regulatory approval from the FDA and the EMA. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that the safety and/or efficacy results of the pivotal trial in relapsed or refractory Hodgkin lymphoma and phase II trial in relapsed or refractory ALCL will not be sufficient to gain marketing approval in the United States or any other country, that we will be required to amend our submission for marketing approval or that such submission will be refused. In addition, our regulatory plans may change as a result of consultation with the FDA or EMA. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT

Seattle Genetics, Inc.

Peggy Pinkston

425-527-4160

ppinkston@seagen.com

Millennium

Lauren Musto

617-551-7848

lauren.musto@mpi.com